SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the
Commission Only (as permitted
by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-12

DISCOVERY LABORATORIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant): not applicable
Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies: not applicable
(2) Aggregate number of securities to which transaction applies: not applicable
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): not applicable

(4) Proposed maximum aggregate value of transaction: not applicable
(5) Total fee paid: not applicable
[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: not applicable
(2) Form, Schedule or Registration Statement No.: not applicable
(3) Filing Party: not applicable
(4) Date Filed: not applicable

Discovery Laboratories, Inc.
350 South Main Street, Suite 307
Doylestown, PA 18901
(215) 340-4699

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on Tuesday, July 15, 2003
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To the Stockholders of Discovery Laboratories, Inc.:

The Annual Meeting of Stockholders of Discovery Laboratories, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, July 15, 2003, at 9:00 a.m. Eastern Daylight Time at Jenny's Restaurant, Routes 202 & 263, Lahaska, PA  18931 for the following purposes:

I.	To elect five members to the Board of Directors to serve for the ensuing year and until their respective successors have been duly elected and qualified;
II.	To act upon the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2003;
III.

To consider and approve an amendment to the Company's Amended and Restated 1998 Stock Incentive Plan to increase the number of shares of Common Stock available for issuance under such Plan by 1,420,000 shares;

IV.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only stockholders of record of the Company's Common Stock at the close of business on June 9, 2003, are entitled to notice of, and to vote at, the meeting and any adjournment or postponements thereof.  A complete list of those stockholders will be open to examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at the Company's executive offices at 350 South Main Street, Suite 307, Doylestown, Pennsylvania 18901, for a period of 10 days prior to the meeting.  The stock transfer books of the Company will not be closed.

The vote of each stockholder is important.  Whether or not you expect to attend the Annual Meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed envelope in order to assure representation of your shares of Common Stock at the Annual Meeting.  If you do attend the Annual Meeting you may revoke your proxy and vote by ballot at that time.

By Order of the Board of Directors

/s/ David L. Lopez
David L. Lopez, C.P.A., Esq.
Corporate Secretary

Doylestown, Pennsylvania
May 30, 2003

Discovery Laboratories, Inc.
350 South Main Street, Suite 307
Doylestown, PA 18901
(215) 340-4699

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

July 15, 2003

Proxies in the form enclosed with this Proxy Statement are solicited by the Board of Directors of Discovery Laboratories, Inc., a Delaware corporation ("Discovery" or the "Company"), with its principal executive offices at 350 South Main Street, Suite 307, Doylestown, Pennsylvania 18901, for use at the Annual Meeting of Stockholders and any adjournment thereof (the "Annual Meeting") to be held on Tuesday, July 15, 2003, at 9:00 a.m. Eastern Daylight Time at Jenny's Restaurant in Peddler's Village, Routes 202 & 263, Lahaska, Pennsylvania 18931.  It is expected that this Proxy Statement and the form of proxy will be mailed to stockholders on or about June 10, 2003.

Only holders of record, as of June 9, 2003 (the "Record Date"), of shares of common stock, par value $.001 per share (the "Common Stock"), of the Company will be entitled to vote at the Annual Meeting and any adjournments or postponements thereof.  As of May 27, 2003, there were 32,869,001 shares of Common Stock outstanding.  Each share of Common Stock outstanding as of the Record Date will be entitled to one vote.

Stockholders may vote at the Annual Meeting in person or by proxy.  Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person.  Any stockholder giving a proxy has the right to revoke it by written notice to the Secretary of the Company at any time before it is exercised by executing a proxy with a later date, or by attending and voting at the Annual Meeting.  All properly executed proxies that are returned in time to be counted at the Annual Meeting will be voted as stated herewith in "Voting Procedures."  Any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by striking through that nominee's name on the proxy.   In addition to the election of directors, the stockholders will consider and vote upon proposals approving the selection of the Company's independent auditors, amending the Company's Amended and Restated 1998 Stock Incentive Plan, as amended (the "1998 Plan"), to increase the number of shares of Common Stock available for issuance under such Plan by 1,420,000 shares, and to transact such other business as may properly come before the meeting and any adjournments or postponements thereof.  Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR a respective matter if no specification is indicated.

The Board of Directors knows of no other matters to be presented at the Annual Meeting.  If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as proxies in the form of proxy.

PROPOSAL I

ELECTION OF DIRECTORS

At the Annual Meeting, five directors will be elected by the stockholders to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified.  Management recommends that the persons named below be elected as directors of the Company and it is intended that the accompanying proxy will be voted for their election as directors, unless the proxy contains contrary instructions.  Shares of Common Stock represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual nominee or for all nominees will be voted (unless one or more nominees are unable to serve) for the election of the nominees named below.  The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or the size of the Board of Directors will be fixed at a lower number.  The persons nominated for election to the Company's Board of Directors are: Robert J. Capetola, Ph.D.; Antonio Esteve, Ph.D.; Max E. Link, Ph.D.; Herbert H. McDade, Jr.; and Marvin E. Rosenthale, Ph.D.  Each of the nominees currently serves as a director of the Company.  A plurality of the votes cast by the stockholders present or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors.  See "Voting Procedures."

General Information Concerning the Board of Directors and its Committees

The Board of Directors met four times in person and four times telephonically during the fiscal year ended December 31, 2002.  Each incumbent director attended, in person or by telephone, at least 75% of the meetings of the Board of Directors and committees of the Board of Directors on which he served during such fiscal year.  The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee.

Audit Committee.  The Audit Committee of the Board of Directors, currently consisting of Herbert H. McDade, Jr., Max E. Link, Ph.D., and Marvin E. Rosenthale, Ph.D., oversees the appointment and reappointment of independent accountants for the Company from time to time and addresses matters of accounting policy with such accountants.  The Audit Committee also oversees management's response to and implementation of accounting policy and practice recommendations.   The Audit Committee is responsible for the reporting of significant events to the Board of Directors with respect to the above audit issues.  The Board of Directors has adopted a written Audit Committee charter that is attached as Appendix I to these proxy materials.  All members of the Company's Audit Committee are independent, as independence is currently defined in Rule 4200(a)(14) of the NASD listing standards, and meet the NASD's current financial sophistication requirements.  The Audit Committee met four times during 2002.  See the "Report of the Audit Committee," below.

Compensation Committee.  The Board of Directors also has a Compensation Committee, currently consisting of Herbert H. McDade, Jr., Max E. Link, Ph.D., and Marvin E. Rosenthale, Ph.D.  The Compensation Committee reviews and makes recommendations concerning executive and general compensation matters and administers the 1998 Plan together with the Board of Directors, and performs such other functions regarding compensation as the Board of Directors may delegate.  The Compensation Committee met four times during 2002, and otherwise its respective responsibilities were assumed by the full Board of Directors.

Nominating Committee.  The Nominating Committee, currently consisting of Robert J. Capetola, Ph.D., Max E. Link, Ph.D., and Herbert H. McDade, Jr., has the authority to designate the nominees for director at each annual meeting of the stockholders of the Company, to fill vacancies on the Board of Directors occurring between such annual meetings and to evaluate the performance of the executive officers.  The Nominating Committee does not consider nominees recommended by stockholders.  The Nominating Committee met one time during 2002.

Report of the Audit Committee(1)

The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  Each of the Audit Committee members satisfies the definition of an independent director under Rule 4200(a)(14) of the NASD listing standards.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with the management of the Company including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.  In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their respective audits.  The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission (the "SEC").  The Audit Committee and the Board of Directors have also recommended the selection of Ernst & Young, LLP as the Company's independent auditors for the fiscal year 2003.

Submitted by the Audit Committee

Herbert H. McDade, Jr.

Max E. Link, Ph.D.

Marvin E. Rosenthale, Ph.D.

(1)

The material in this report of the Audit Committee is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Audit Fees

The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company's annual financial statements for the last two fiscal years ended December 31, 2002 and December 31, 2001 were $81,000 and 78,000, respectively.

Financial Information Systems Design and Implementation Fees

There were no services provided by Ernst & Young LLP for the design and implementation of financial information systems during the last two fiscal years ended December 31, 2001 and 2002.

All Other Fees

Aggregate fees billed by Ernst & Young LLP for all other non-audit services for the last two fiscal years ended December 31, 2002 and December 31, 2001 were $55,000 and $59,000, respectively.  These amounts include audit related services of $36,000 in 2002 and $45,000 in 2001 and nonaudit services of $19,000 in 2002 and $14,000 in 2001.  Audit related services generally include fees for SEC registration statements and accounting consultations.

Nominees for Election to the Board of Directors

The names of the nominees and certain information about such nominees are set forth below.  For information concerning the number of shares of Common Stock beneficially owned by each nominee, see "Security Ownership of Directors, Officers and Certain Beneficial Owners."

Robert J. Capetola, Ph.D.	53	Director, Chief Executive Officer
Antonio Esteve, Ph.D.	45	Director
Max E. Link, Ph.D.	62	Director
Herbert H. McDade, Jr.	76	Director, Chairman of the Board of Directors
Marvin E. Rosenthale, Ph.D.	69	Director

Robert J. Capetola, Ph.D. has served as President, Chief Executive Officer and a Director of the Company since 1998.  From October 1996 to 1998, Dr. Capetola served as Chairman and Chief Executive Officer of Acute Therapeutics, Inc. ("ATI"), which was a majority-owned subsidiary of the Company.  From February 1994 to May 1996, Dr. Capetola was the President and served on the board of directors of Delta Biotechnology, a subsidiary of Ohmeda Pharmaceutical Products Division, a division of The BOC Group ("Ohmeda").  From December 1992 to September 1996, Dr. Capetola served as Vice President of Research and Development at Ohmeda.  He served on Ohmeda's operating board and was responsible for all aspects of Ohmeda's research and development, including preclinical research and development, clinical development, biometrics and regulatory affairs.  From 1977 to 1992, Dr. Capetola held a variety of positions at Johnson & Johnson Pharmaceutical Research Institute, including Senior Worldwide Director of Experimental Therapeutics.  Dr. Capetola received his B.S. from the Philadelphia College of Pharmacy & Science and his Ph.D. in pharmacology from Hahnemann Medical College.

Antonio Esteve, Ph.D. has served as a Director of the Company since May 2002.  Dr. Esteve has been with Laboratorios del Dr. Esteve, S.A. ("Esteve") since 1984 and is currently a member of the Executive Committee of Esteve and Director of Scientific and Commercial Operations.  He currently serves as an elected member of the Advisory Board for research and development of the Spanish Ministry of Science and Technology.  From 1998 to 2001 he served as Chairman of the Advisory Committee on Trade and Economics of the International Federation of Pharmaceutical Manufacturers Association (IFPMA).  Since 1986, Dr. Esteve has served as Professor at the Autonomous University of Barcelona, School of Pharmacy.  In 1982, Dr. Esteve was employed by McNeil Pharmaceutical where he specialized in pharmaceutical marketing.  Dr. Esteve holds a Ph.D. in Pharmaceutical Science and a degree in Pharmacy from the University of Barcelona, Faculty of Pharmacy.

Max E. Link, Ph.D.has served as a Director of the Company since October 1996.  He also served as a Director of ATI from October 1996 to 1998.  Dr. Link has held a number of executive positions with pharmaceutical and health care companies.  He currently serves on the boards of directors of eight other publicly-traded life science companies: Alexion Pharmaceuticals, Inc., Celsion Corporation, Protein Design Labs, Inc., Human Genome Sciences, Inc., Cell Therapeutics, Inc., Columbia Laboratories, Inc., CytRx Corporation and Access Pharmaceuticals, Inc.  Dr. Link has served as Chairman of Centerpulse, Ltd since March 2002 and most recently assumed the CEO duties in July 2002.  From May 1993 until June 1994, Dr. Link was Chief Executive Officer of Corange Limited, the parent company of Boehringer Mannheim and DePuy Acromed, Inc.  Prior to that time, he served in a number of positions within Sandoz Pharma, Ltd., including Chief Executive Officer from 1987 until April 1992, and Chairman from April 1992 until May 1993.

Herbert H. McDade, Jr. has served as a Director of the Company since June 1996 and as its Chairman since June 2000.  Mr. McDade is the Chairman of Access Pharmaceuticals, Inc., and a member of the board of directors of one other publicly-held company, CytRx Corporation.  Mr. McDade was employed by the Upjohn Company for 20 years, served for 14 years as President of Revlon Health Care Pharmaceuticals and Revlon Health Care International, and served as Chairman and President of Armour Pharmaceutical Company from 1986 to 1990.

Marvin E. Rosenthale, Ph.D. has served as a Director of the Company since 1998 and was a Director of ATI from October 1996 to 1998.  Dr. Rosenthale currently serves on the boards of directors of a publicly-held company, AMDL, Inc., and several privately-held companies.  He was the President and Chief Executive Officer of Allergan Ligand Retinoid Therapeutics, Inc., from 1994 until 1997 and served as Vice President in 1993.  From 1990 to 1993, Dr. Rosenthale served as Vice President, Drug Discovery Worldwide, at R.W. Johnson Pharmaceutical Research Institute.  From 1977 to 1990, Dr. Rosenthale served in a variety of positions in drug discovery research for Ortho Pharmaceutical, including director of the divisions of pharmacology and biological research and executive director of drug discovery research.  From 1960 to 1977, he served in various positions with Wyeth Laboratories.  Dr. Rosenthale received a Ph.D. in pharmacology from Hahnemann Medical College, an M.Sc. in pharmacology from Philadelphia College of Pharmacy & Science and a B.Sc. in pharmacy from the Philadelphia College of Pharmacy & Science.

The Board of Directors recommends a vote "FOR" the nominees to the Board of Directors set forth above.

PROPOSAL II

ACTION REGARDING THE SELECTION OF INDEPENDENT AUDITORS

The Board of Directors, acting upon the recommendation of the Audit Committee, has reappointed the firm of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2003.

Annual audit fees for the fiscal years ended December 31, 2002 and December 31, 2001 were $81,000 and $78,000, respectively.  All other fees for the fiscal years ended December 31, 2002 and December 31, 2001 were $55,000 and $59,000 respectively, including audit related services of $36,000 and $45,000 and nonaudit services of $19,000 and $14,000.  Audit related services generally include fees for accounting consultations and SEC registration statements.  There were no services provided by Ernst & Young LLP for the design and implementation of financial information systems during the fiscal years ended December 31, 2001 and December 31, 2002.

Although action by the stockholders in this matter is not required under the General Corporation Law of the State of Delaware, the Board of Directors believes that it is appropriate to seek shareholder action regarding this appointment in light of the critical role played by independent auditors in maintaining the integrity of the Company's financial controls and reporting. If the stockholders fail to ratify the appointment, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm.  Even if the appointment is ratified, the Audit Committee may engage different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors recommends a vote "FOR" this proposal.

PROPOSAL III

PROPOSAL TO AMEND THE 1998 STOCK INCENTIVE PLAN

TO INCREASE THE NUMBER OF AUTHORIZED SHARES

The Amended and Restated 1998 Stock Incentive Plan of the Company, as amended (the "1998 Plan"), was adopted by the Board of Directors on March 24, 1998, and was approved by the stockholders on June 16, 1998.  The 1998 Plan expires on March 24, 2008.  The Company's stockholders have previously approved amendments to the 1998 Plan increasing the number of shares of Common Stock authorized under the 1998 Plan from 1,406,024 to 2,200,959 shares, effective as of June 28, 1999, from 2,200,959 to 3,000,000 shares, effective as of June 16, 2000, from 3,000,000 to 4,150,000 shares, effective as of June 15, 2001, and from 4,150,000 to 5,150,000 shares, effective as of May 21, 2002.  The purposes of the 1998 Plan is to attract individuals of experience and ability, to provide incentive to employees, consultants, and non-employee directors of the Company, to encourage employee and director proprietary interests in the Company, to encourage employees to remain in the employ of the Company and to attract individuals of experience and ability.

Currently, the number of shares of Common Stock authorized for issuance under the 1998 Plan is 5,150,000 shares.  As of May 27, 2003, only 322,140 shares of the Common Stock (plus any shares that might in the future be returned to the 1998 Plan as a result of the reacquisition of unvested shares, or as a result of cancellations or expiration of options) remain available for future grant under the 1998 Plan.

The purpose of this proposed Amendment (the "Amendment") is to permit the Board of Directors, the Company's Compensation Committee and its management to continue to provide long term, equity based incentives to present and future officers, employees, consultants and non-employee directors.  If the Amendment is not approved, the Company will have only 322,140 shares available for grant under the 1998 Plan and thereafter will not be able to grant additional options under the 1998 Plan.  This Amendment is intended to ensure that the Company can continue to grant stock options at levels deemed appropriate by the Compensation Committee and the Board of Directors.  The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve this Amendment to the 1998 Plan.

Pursuant to the 1998 Plan, as of May 27, 2003, options (that are not conditioned upon approval of this Amendment) to purchase 4,571,036 shares of Common Stock were outstanding at a weighted average price of $2.98 per share, and 256,824 options had been exercised.   As of May 27, 2003, the market value of the Common Stock was $3.78 per share, based upon the closing price on such date on the Nasdaq SmallCap Market.  In addition, there are options to purchase 70,049 shares of Common Stock with a weighted average price of $0.45 per share and options to purchase 114,465 shares of Common Stock with a weighted average price of $0.29 outstanding under predecessor companies' incentive plans, all of which have been assumed by the Company.

All such options do not confer upon holders thereof any voting or any other rights of a stockholder of the Company until the shares underlying the options are purchased by the optionholder.  The shares of Common Stock issuable upon exercise of the options in accordance with the terms thereof will be fully paid and nonassessable.

The Board of Directors has approved and recommends to the stockholders that they vote "FOR" this proposal to amend the 1998 Plan to increase the number of shares of Common Stock issuable pursuant to the 1998 Plan by 1,420,000 shares.

Description of the 1998 Plan

Amendments Adopted in 2002

1.  Deletion of Option Cancellation and Regrant Provision.  In December 2002, the Board of Directors deemed it to be in the best interests of the Company and its stockholders to amend the 1998 Plan by removing certain provisions that would enable the Plan Administrator (as defined below), in certain circumstances, to effect the cancellation of outstanding options under the Discretionary Option Grant Program and to issue replacement options with an exercise price based on the fair market value of the Common Stock at the time of the new grant.

2.  Increase in Exercise Price of Options Granted to Certain Directors.  In September 2002, the Board of Directors deemed it to be in the best interests of the Company and its stockholders to amend the Automatic Option Grant Program of the 1998 Plan to provide that the exercise price of options granted to non-employee members of the Board of Directors shall be equal to the fair market value of the Company's Common Stock on the date of grant, rather than a 40% discount to such value, as had been provided previously under the 1998 Plan.

The principal features of the 1998 Plan are summarized below, but the summary is qualified in its entirety by reference to the 1998 Plan, as amended, itself.  Copies of the 1998 Plan can be obtained by writing to the Company's Secretary and Senior Vice President, General Counsel, David L. Lopez, C.P.A., Esq., at 350 South Main Street, Suite 307, Doylestown, Pennsylvania 18901.

Structure

The 1998 Plan includes three separate equity incentive programs: (i) the Discretionary Option Grant Program; (ii) the Stock Issuance Program; and (iii) the Automatic Option Grant Program.  The principal features of each program are described below.

Administration

The Compensation Committee of the Board of Directors of the Company serves as the Plan Administrator with respect to the Discretionary Option Grant and Stock Issuance Programs.  However, the Board of Directors may also administer those programs or one or more additional Board of Directors committees may be appointed to administer those programs with respect to certain designated classes of individuals in the Company's service.  The term "Plan Administrator" as used in this summary will mean the Compensation Committee, the Board of Directors and any other appointed committee acting within the scope of its administrative authority under the 1998 Stock Incentive Plan.  Administration of the Automatic Option Grant Program is self-executing in accordance with the express provisions of such program.

Share Reserve

An aggregate of 1,406,024 shares were initially reserved for issuance under the 1998 Plan.  An additional 794,935 shares were reserved for issuance under an amendment to the 1998 Plan approved in 1999, an additional 799,041 shares were reserved for issuance under an amendment to the 1998 Plan approved in 2000, an additional 1,150,000 shares were reserved for issuance under an amendment to the 1998 Plan approved in 2001, and an additional 1,000,000 shares were reserved for issuance under an amendment to the 1998 Plan approved in 2002.  In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to the securities issuable (in the aggregate and to each participant) under the 1998 Plan and to each outstanding option.

Shares of Common Stock subject to any outstanding options under the 1998 Plan (including options incorporated from predecessor plans) which expire or otherwise terminate prior to exercise are available for subsequent issuance.  Unvested shares issued under the 1998 Plan and subsequently repurchased by the Company pursuant to its repurchase rights under the 1998 Plan will also be available for subsequent issuance.

Eligibility

Officers and employees, non-employee directors and independent consultants and advisors in the service of the Company or its parent and subsidiaries (whether now existing or subsequently established) are eligible to participate in the Discretionary Option Grant and Stock Issuance Programs.  Only non-employee directors are eligible to participate in the Automatic Option Grant Program.  As of the date of this Proxy Statement, five executive officers, 60 other employees and four non-employee directors are eligible to participate in the 1998 Plan.

Valuation

The fair market value per share of the Company's Common Stock on any relevant date under the 1998 Plan will be the closing selling price per share on that date on Nasdaq.  Alternate provisions are in place in the event that the Company's Common Stock is traded on a national stock exchange.  On May 27, 2003, the closing selling price per share of Common Stock was $3.78.

Discretionary Option Grant Program

The options granted under the Discretionary Option Grant Program may be either incentive stock options under the federal tax laws or non-statutory options.  Each granted option has an exercise price per share not less than 100% of the fair market value per share of the Company's Common Stock on the option grant date, and no granted option has a term in excess of 10 years.  The shares of Common Stock subject to each option generally vest in a series of installments over a specified period of service measured from the grant date.

Upon cessation of service, the optionee has a limited period of time in which to exercise any outstanding option to the extent exercisable for vested shares.  The Plan Administrator has complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part.  Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

Incentive stock options granted under the Discretionary Option Grant Program may not be assigned or transferred, except by the provisions of the optionee's will or the laws of inheritance following his or her death.  Non-statutory options may be assigned or transferred pursuant to the optionee's will or the laws of inheritance and may also be assigned during the optionee's lifetime, in connection with the optionee's estate plan, to members of his or her immediate family or to a trust established exclusively for the benefit of such individuals.

In December 2002, the Board of Directors deemed it to be in the best interests of the Company and its stockholders to remove the Plan Administrator's authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including outstanding options under the Predecessor Plans) and to issue replacement options with an exercise price based on the fair market value of the Company's Common Stock at the time of the new grant.

Stock Issuance Program

Shares of Common Stock may be issued under the Stock Issuance Program for such valid consideration under the Delaware General Corporation Law as the Plan Administrator deems appropriate, provided the value of such consideration, as determined by the Plan Administrator, is not less than the fair market value of the issued shares of Common Stock on the date of issuance.  Shares may also be issued as a bonus for past services.

Shares of Common Stock issued as a bonus for past services will be fully vested upon issuance.  All other shares of Common Stock issued under the program will be subject to a vesting schedule tied to the performance of service or the attainment of designated financial or key project milestones.

The Plan Administrator has the sole and exclusive authority, exercisable upon a participant's termination of service, to vest any or all unvested shares of Common Stock at the time held by that participant, to the extent the Plan Administrator determines that such vesting provides an appropriate severance benefit under the circumstances.

Automatic Option Grant Program

Non-employee directors are eligible to receive option grants under the Automatic Option Grant Program of the 1998 Plan.  Presently, each individual who first becomes a non-employee director of the Company or any of its subsidiaries, whether through election by the stockholders or appointment by the Board of Directors, receives, at the time of such initial election or appointment, an automatic option grant for 20,000 shares of Common Stock.  In addition, on the date of each annual stockholders meeting, each individual who is re-elected as a non-employee director is automatically granted at that meeting a stock option to purchase additional shares of Common Stock, provided that such individual has served as a non-employee Board of Directors member for at least six months.  Under an amendment to the 1998 Plan, which was approved by the stockholders in 2000, the amount of shares of Common Stock that each non-employee director receives as an automatic grant on the date of each stockholders meeting was increased from 10,000 shares to 20,000 shares.

In September 2002, the Board of Directors deemed it to be in the best interests of the Company and its stockholders to modify the exercise price provisions of the Automatic Option Grant Program to provide that each option has an exercise price per share equal to the fair market value per share of Common Stock on the option grant date (rather than 60% of such fair market value, as had been provided previously) and a maximum term of 10 years measured from the grant date.  The option is immediately exercisable for all the option shares, but any purchased shares are subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of Board of Directors service prior to the vesting of those shares.  An amendment to the 1998 Plan, which was approved by the stockholders in 2000, provided that options granted on or after the date of the 1998 annual stockholders meeting will vest on the first anniversary of the date of grant.  Prior to such amendment, the 1998 Plan provided that the shares subject to options granted under the Automatic Option Grant Program vest (and the Company's repurchase rights lapse) in four successive equal annual installments over the optionee's period of Board of Directors service, with the first of such vesting periods beginning six months after the option grant date.

The shares subject to each outstanding automatic option grant will immediately vest should any of the following events occur while the optionee continues to serve on the Board of Directors: (i) the optionee's death or permanent disability; (ii) an acquisition of the Company by merger or asset sale; or (iii) the successful completion of a hostile tender offer for more than 50% of the outstanding voting securities or a change in the majority of the Board of Directors occasioned by one or more contested elections for Board of Directors membership.  Each automatic option grant held by an optionee upon his or her termination of Board of Directors service will remain exercisable, for any or all of the option shares in which the optionee is vested at the time of such termination, for up to a 12-month period following such termination date.

Automatic option grants may be assigned by the provisions of the optionee's will or the laws of inheritance following his or her death and may also be assigned during the optionee's lifetime, in connection with the optionee's estate plan, to members of his or her immediate family or to a trust established exclusively for the benefit of such individuals.

General Provisions

Acceleration

In the event that the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed or replaced by the successor company will automatically accelerate in full, and all unvested shares granted pursuant to the Stock Issuance Program will immediately vest, except to the extent the Company's repurchase rights with respect to those shares that are to be assigned to the successor corporation.  The Plan Administrator will have complete discretion to grant one or more options under the Discretionary Option Grant Program which will become fully exercisable for all the option shares in the event those options are assumed in the acquisition and the optionee's service with the Company or the acquiring entity is involuntarily terminated or the optionee resigns for good cause within a designated period following such acquisition.  The Plan Administrator will have similar discretion to grant options which will become fully exercisable for all the option shares should the optionee's service terminate, whether involuntarily or through a resignation for good reason, within a designated period following a hostile change in control of the Company (whether by successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of Board of Directors members).  The Plan Administrator may also provide for the automatic vesting of any outstanding shares under the Stock Issuance Program upon similar terms and conditions.

The acceleration of vesting in the event of a change in the ownership or control of the Company may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

Financial Assistance

The Plan Administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options under the Discretionary Option Grant Program or the purchase of shares under the Stock Issuance Program.  The Plan Administrator will determine the terms of any such assistance.  However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of the shares underlying the options.

Special Tax Election

The Plan Administrator may provide one or more holders of options or unvested shares with the right to have the Company withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the tax liability incurred by such individuals in connection with the exercise of those options or the vesting of those shares.  Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of the Company's Common Stock in payment of such tax liability.

Amendment and Termination

The Board of Directors may amend or modify the 1998 Plan in any or all respects whatsoever, subject to any required stockholder approval.  The Board of Directors may terminate the 1998 Plan at any time, and the 1998 Plan will in all events terminate upon the expiration of its 10 year term measured from the date of its adoption, March 24, 1998, by the Board of Directors.

Tax Aspects

The Federal income tax aspects of ISOs and non-ISOs (collectively "Options") are generally described below.  An employee will generally not be taxed at the time of grant or exercise of an ISO, although the excess of the fair market value of the stock over the exercise price on exercise of an ISO will be taken into account for alternative minimum tax purposes.  If the employee holds the shares acquired upon exercise of an ISO until at least one year after issuance and two years after grant of the Option, the employee will have long term capital gain (or loss) on disposition of the shares of Common Stock underlying the Options based on the difference between the amount realized on the sale or disposition and the exercise price of the Option.  If these holding periods are not satisfied, then upon disposition of the shares of Common Stock, the employee will recognize ordinary income equal, in general, to the excess of the fair market value of the shares at the time of exercise over the exercise price of the Option, and will recognize a capital gain in respect of any additional appreciation.  With respect to a non-ISO, an optionee will not be taxed at the time of grant; however, upon exercise, the optionee will generally recognize compensation income to the extent that the fair market value of the shares of Common Stock exceeds the exercise price of the Option.  The Company generally will have a compensation deduction to the extent that, and at the time that, an optionee realizes compensation income with respect to an Option.  In the case of an ISO, the Company ordinarily is not entitled to a compensation deduction.

Equity Compensation Plan Information

The Company has three equity compensation plans that have been approved by the stockholders of the Company (the 1998 Stock Incentive Plan (the "1998 Plan"); the 1996 Stock Option/Stock Issuance Plan; and the ATI 1996 Stock Option/Stock Issuance Plan.  The following table sets forth the number and weighted-average of exercise price of shares of Common Stock to be issued upon exercise of outstanding options and the number of shares of Common Stock remaining available for future issuance under the Company's equity compensation plans, at May 27, 2003:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	4,825,550	$2.87	322,140
Equity compensation plans not approved by security holders	-	-	-
Total	4,825,550	$2.87	322,140

(1)	Does not include 1,420,000 shares to be added to the 1998 Plan pursuant to this proposal III, should such proposal receive the requisite approval of the stockholders.

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of May 27, 2003, certain information regarding the beneficial ownership of the Common Stock (i) by each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Common Stock, (ii) by each director, (iii) by each of the executive officers listed in the table below, and (iv) by all such executive officers and directors of the Company as a group.  The address of all individuals is c/o Discovery Laboratories, Inc., 350 South Main Street, Suite 307, Doylestown, Pennsylvania 18901, unless otherwise noted.

Name and Address of Beneficial Owner (1)		Number of Shares	Percentage of Class Beneficially Owned (1)
Robert J. Capetola, Ph.D.	(2)	1,457,109	4.31%
John G. Cooper	(3)	255,000	*
Cynthia Davis	(4)	272,206	*
Ralph Niven, Ph.D., M.R.Pharm.S.	(5)	182,000	*
Christopher J. Schaber	(6)	479,661	1.44%
Deni M. Zodda, Ph.D.	(7)	215,000	*
Antonio Esteve, Ph.D.	(8)	1,818,902	5.50%
Max E. Link, Ph.D.	(9)	126,820	*
Herbert H. McDade, Jr.	(10)	94,619	*
Marvin E. Rosenthale, Ph.D.	(11)	98,600	*
Heartland Advisors Inc. 789 N. Water Street Milwaukee, WI 53202	(12)	2,784,256	8.27%
Orbimed Advisors, LLC 767 Third Avenue, 6th Floor New York, NY 10017	(13)	2,078,392	6.32%
SAFECO Asset Management Company 4333 Brooklyn Avenue Northeast Safeco Plaza Seattle, WA 98185	(14)	2,068,966	6.23%
All Discovery directors and officers as a group (10 persons)		4,999,917	14.08%

* Less than 1%

(1)

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and includes voting and investment power with respect to shares of Common Stock.  Shares of Common Stock and shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of April 14, 2003, are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)

Includes 958,863 shares of Common Stock issuable on the exercise of outstanding options.  All such options are immediately exercisable for any and all of the option shares, however, unvested shares of Common Stock subject to all of the foregoing options remain subject to the Company's right to repurchase at the exercise price paid per share.

(3)

Includes 235,000 shares of Common Stock issuable on the exercise of outstanding options.  All such options are immediately exercisable for any and all of the option shares, however, unvested shares of Common Stock subject to all of the foregoing options remain subject to the Company's right to repurchase at the exercise price paid per share.

(4)

Includes 251,431 shares of Common Stock issuable on the exercise of outstanding options.  All such options are immediately exercisable for any and all of the option shares, however, unvested shares of Common Stock subject to all of the foregoing options remain subject to the Company's right to repurchase at the exercise price paid per share.

(5)

Includes 380,344 shares of Common Stock issuable on the exercise of outstanding options.  All such options are immediately exercisable for any and all of the option shares, however, unvested shares of Common Stock subject to all of the foregoing options remain subject to the Company's right to repurchase at the exercise price paid per share.

(6)

Includes 210,000 shares of Common Stock issuable on the exercise of outstanding options.  All such options are immediately exercisable for any and all of the option shares, however, unvested shares of Common Stock subject to all of the foregoing options remain subject to the Company's right to repurchase at the exercise price paid per share.

(7)

Beneficial ownership of Common Stock includes 1,325,320 shares and 153,218 shares of Common Stock issuable on the exercise of outstanding warrants owned by Laboratorios del Dr. Esteve, S.A. ("Laboratorios Esteve") and 317,164 shares owned by Laboratorios P.E.N., S.A. ("Laboratorios P.E.N."), an affiliate of Laboratorios Esteve.  As a consequence of Dr. Esteve's relationship with Laboratorios Esteve, including, serving as a Member of the Executive Committee of Laboratorios Esteve, he may be deemed to have beneficial ownership of the shares owned by Laboratorios Esteve and Laboratorios P.E.N.  Also includes 20,000 shares of Common Stock issuable on the exercise of outstanding options granted on May 21, 2002, which were granted under the Automatic Option Grant Program.  Shares of Common Stock subject to options granted under the Automatic Option Grant Program of the 1998 Plan on June 16, 1998, and thereafter, vest on the first anniversary of the date of grant.  Unvested shares of Common Stock subject to all of the foregoing options remain subject to the Company's right to repurchase at the exercise price paid per share.

(8)

Includes 73,399 shares of Common Stock issuable on the exercise of outstanding options.  All such options are immediately exercisable for any and all of the option shares, however, unvested shares of Common Stock subject to all of the foregoing options remain subject to the Company's right to repurchase at the exercise price paid per share.

(9)

Includes 93,619 shares of Common Stock issuable on the exercise of outstanding options.  All such options are immediately exercisable for any and all of the option shares, however, unvested shares of Common Stock subject to all of the foregoing options remain subject to the Company's right to repurchase at the exercise price paid per share.

(10)

Includes 80,000 shares of Common Stock issuable on the exercise of outstanding options.  All such options are immediately exercisable for any and all of the option shares, however, unvested shares of Common Stock subject to all of the foregoing options remain subject to the Company's right to repurchase at the exercise price paid per share.

(11)

Includes 784,256 shares of Common Stock issuable upon the exercise of outstanding Class I Warrants owned by Heartland Value Fund.  The Class I Warrants were issued on November 5, 2002 and are exercisable for a term of five years.

(12)

OrbiMed Advisors, LLC, is the general partner of and investment manager of Finsbury Worldwide Pharmaceutical Trust, Caduceus Capital II, L.P., and Winchester Global Trust Company.  As a consequence of these relationships, OrbiMed Advisors, LLC, may be deemed to share beneficial ownership of 1,103,692, 282,000, and 692,700 shares, respectively, of Common Stock owned by the above parties.

(13)

OrbiMed Advisors, LLC, is the general partner of and investment manager of Finsbury Worldwide Pharmaceutical Trust, Caduceus Capital II, L.P., and Winchester Global Trust Company.  As a consequence of these relationships, OrbiMed Advisors, LLC, may be deemed to share beneficial ownership of 1,103,692, 282,000, and 692,700 shares, respectively, of Common Stock owned by the above parties.

(14)

Beneficial ownership includes 1,149,425 shares of Common Stock and 229,885 shares of Common Stock issuable upon the exercise of outstanding Class F Warrants owned by Coralbasin & Co. ("Coralbasin") and 574,713 shares of Common Stock and 114,943 shares of Common Stock issuable upon the exercise of outstanding Class F Warrants owned by Coralrock & Co. ("Coralrock") for which Safeco Corp. has the right to exercise voting power or investment power, or both, and as a consequence thereof may be deemed to beneficially own such shares.  The Class F Warrants were issued to Coralbasin and Coralrock on October 1, 2001, are immediately exercisable and have a term of five years.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's directors, executive officers (including a person performing a principal policy-making function) and persons who own more than 10% of a registered class of the Company's equity securities (collectively, "Reporting Persons") to file with the SEC initial reports of ownership and reports of changes in ownership of the Company's Common Stock and other equity securities of the Company.  Reporting Persons are required by SEC regulations to furnish the Company with copies of all of the Section 16(a) reports they file.  Specific due dates for these reports have been established and the Company is required to identify in this proxy statement those Reporting Persons who failed to timely file these reports.  To the Company's knowledge, based solely upon a review of the copies of such filings received by it with respect to the fiscal year ended December 31, 2002, and representations made by the Reporting Persons, the Company believes that during fiscal year 2002 its Reporting Persons complied with all substantive filing requirements under Section 16(a) of the Exchange Act except for the following: each of Ralph Niven, Ph.D., Deni M. Zodda, Ph.D., Christopher J. Schaber, Robert J. Capetola, Ph.D., John G. Cooper, and Cynthia Davis, inadvertently failed to file a timely Form 4 for an employee stock option grant that was granted on November 5, 2002 but not filed until November 12, 2002 and Marvin Rosenthale, Ph.D., inadvertently failed to file a timely Form 5.

COMPENSATION AND OTHER INFORMATION

CONCERNING DIRECTORS AND OFFICERS

Director Compensation

Pursuant to the 1998 Plan, non-employee directors of the Company are entitled to receive an award of options for thepurchase of 20,000 shares of Common Stock upon their election to the Board of Directors of the Company and an annual award of options for the purchase of 20,000 shares of Common Stock following each annual meeting of stockholders at which they are reelected provided they have served for at least six months prior to such meeting.  Effective September 13, 2002, the exercise price of each such option shall be equal to the fair market value of Common Stock on the date of grant.  Each such option shall have a maximum term of 10 years, subject to earlier termination should the optionee cease to serve as a director of the Company.  Each option is immediately exercisable for all of the option shares.  However, the option shares are subject to repurchase by the Company, at the exercise price paid per share, in the event of the optionee's termination of service prior to vesting in the shares.  Such options vest on the first anniversary of the date of grant. In addition, each of the Company's non-employee directors receives cash compensation for their services in the amount of $3,000 per quarter, as well as an additional $1,000 per quarter if the director serves on one or more of the following committees: the Audit Committee; the Compensation Committee; or the Nominating Committee.  In addition, any member who serves as Chairman of any of the foregoing committees shall receive an additional $500 per quarter.

Executive Officers

The following table sets forth the names and positions of the executive officers of the Company:

Robert J. Capetola, Ph.D.	53	President, Chief Executive Officer and Director
John G. Cooper	44	Senior Vice President, Chief Financial Officer
Cynthia Davis	34	Vice President, Administrative Operations and Controller
Ralph Niven, Ph.D., M.R. Pharm.S.	43	Senior Vice President, Preclinical Development
Christopher J. Schaber	36	Chief Operating Officer and Executive Vice President, Drug Development and Regulatory Compliance
Deni M. Zodda, Ph.D.	49	Senior Vice President, Business Development

Robert J. Capetola, Ph.D. - Please refer to the Director's section of Proposal I for a biographical discussion of Dr. Capetola.

John G. Cooperhas served as Senior Vice President and Chief Financial Officer of the Company since December 2001.  Previously, he was Chief Financial Officer at Mobility Technologies, Inc., a wireless technology company, commencing November 2000.  Prior to that, Mr. Cooper was employed as Chief Financial Officer at Taratec Development Corporation, a provider of information technology solutions to the life sciences industry, commencing May 1999.  From 1995 to 1999, Mr. Cooper served as Senior Vice President & Chief Financial Officer of Chrysalis International Corporation, a public company (ultimately acquired by MDS Pharmaceuticals Inc.) providing drug development services to the life sciences industry.  From 1989 to 1995, Mr. Cooper was employed by DNX Corporation, a public biotechnology company, where he served as Senior Vice President and Chief Financial Officer and managed its initial public offering in 1991.  From 1985 to 1989, he was employed by ENI Diagnostics (a public life sciences company acquired by Pharmacia in 1989), his last position being Director, Finance and Controller.  Mr. Cooper's responsibilities above included finance and accounting, M&A, investor relations, management information systems, human resources, and corporate administration/governance and he has served as General Manager and member of the board of directors for operating subsidiaries.  Earlier in his career he held financial management positions at C.R. Bard and Warner Communications.  Mr. Cooper is a Certified Public Accountant and received his B.S. in Commerce from Rider University.

Cynthia Davishas served as Vice President, Administrative Operations of the Company since 2002 and as Controller of the Company since 1998.  Prior to that time, Ms. Davis served as Controller of ATI from 1996 until 1998.  Ms. Davis held administrative management positions with ERD Environmental Group from September 1991 until September 1996.  Ms. Davis received her A.A. degree from the Lansdale School of Business in May 1989.

Ralph Niven, Ph.D., M.R.Pharm.S. has served as Senior Vice President, Preclinical Development of the Company since December 2001 and is responsible for the Company's preclinical development and aerosol activities in Redwood City, California.  Prior to joining the Company, Dr. Niven was the founder of SciMax, a consulting practice focused on aerosol technologies and pulmonary drug delivery.  From 1998 to 1999, Dr. Niven served as Vice President of Development with Advanced Inhalation Research (acquired by Alkermes, Inc., in 1999), developing dry-powder pulmonary drug delivery systems for use in the treatment of respiratory diseases and for the systemic delivery of complex macromolecules via the lungs.  From 1996 to 1998, Dr. Niven was employed by Valentis, Inc. (formerly Megabios Corp.), a leader in the field of gene delivery systems, most recently as Director of Pharmaceutical Sciences.  From 1991 to 1995, Dr. Niven was employed by Amgen Inc., where he served in senior scientific capacities predominantly focused on pulmonary drug delivery and aerosol programs.  Dr. Niven has authored over 40 publications on respiratory drug delivery, and has been issued four United States patents in the areas of pulmonary absorption of modified proteins, protein nebulization, and the formulation and delivery of gene therapeutics.  Dr. Niven received his undergraduate degree in Pharmacy from the University of Strathcylde in Scotland, his Ph.D. in Pharmaceutical Sciences from the University of Kentucky in 1988 and completed his Post Doctoral work at the University of Florida and Harvard School of Public Health.

Christopher J. Schaberhas served as Executive Vice President & Chief Operating Officer of the Company since May 2000 with the responsibility for clinical development, regulatory affairs, quality control and assurance, and manufacturing and distribution.  Previously, he held the positions of Executive Vice President of Drug Development and Regulatory Compliance commencing April 1999 and Chief Development Officer and Vice President of Regulatory Affairs and Quality Assurance\Quality Control commencing June 1998.  He served as Vice President of Regulatory Affairs and Quality Assurance with ATI from 1996 to 1998.  Mr. Schaber was employed from 1994 to 1996 by Ohmeda as Director of Worldwide Regulatory Affairs.  At Ohmeda, Mr. Schaber was responsible for all regulatory strategies with the FDA and other health authority bodies.  From 1989 to 1994, Mr. Schaber held a variety of regulatory positions of increasing importance with The Liposome Company, Inc., and Elkins-Sinn Inc., a division of Wyeth-Ayerst Laboratories.  Mr. Schaber received his B.A. from Western Maryland College and his M.S. in Pharmaceutics from Temple University.  Mr. Schaber is currently pursuing his Ph.D. in Pharmaceutical Sciences with The Union Graduate School.  Mr. Schaber holds a Regulatory Affairs Certification (RAC) from the Regulatory Affairs Professional Society.

Deni M. Zodda, Ph.D. has served as Senior Vice President, Business Development of the Company since September 2000.  Dr. Zodda is responsible for the commercial operations of the Company, including strategic alliances, sales and marketing of the Company's lead product Surfaxin®.  Dr. Zodda is the head of the Joint Commercialization Committee, the governing body of the collaboration between the Company and Quintiles.  The Committee is responsible for directing the commercialization of Surfaxin in the United States.  Previously, he held the position of Managing Director of the Corporate Finance-Life Sciences Group at KPMG, LLC, commencing March 1998.  At KPMG he was responsible for managing mergers and acquisitions, business development, and strategic advisory services to the biopharmaceutical industry.  Prior to joining KPMG, Dr. Zodda was employed as Senior Director of Business Development at Cephalon, Inc.,from 1995 through 1997.  Earlier in his career, he held increasingly senior marketing and business development positions with Wyeth-Ayerst Laboratories, Inc.; Premier Hospitals Alliance, Inc.; Baxter Healthcare Corporation, Inc.; and SmithKline Diagnostics, Inc.  Dr. Zodda holds a B.S. in Biology from Villanova University, an M.B.A. in Marketing and Finance from the University of Santa Clara, and a Ph.D. from the University of Notre Dame.

Family Relationships

There are no family relationships among directors or executive officers of the Company.

Executive Compensation

The following Summary Compensation Table sets forth the compensation earned for each of the last three completed fiscal years by (i) the person who served as the Company's chief executive officer during the last completed fiscal year, (ii) the four most highly compensated officers of the Company other than the chief executive officer who were serving as executive officers at the end of the last completed fiscal year and whose total annual salary and bonus equaled or exceeded $100,000, and (iii) certain executive officers who were not serving as an executive officer at the end of the last fiscal year and whose total annual salary and bonus equaled or exceeded $100,000, but would have been included under (ii) above if such officer was an executive officer at the end of such fiscal year (collectively the "Named Officers"), for services rendered in all capacities to the Company.

		Annual Compensation				Long Term Compensation
Name and Principal Position	Year	Salary	Bonus		Other Annual Compensation	Restricted Stock Award(s)	Securities Underlying Options	All Other Compensation
		($)	($)		($)	($)	(#)	($)
Robert J. Capetola, Ph.D. President, Chief Executive Officer and Director	2002	304,000	125,000	(1)	10,000	--	65,000	--
	2001	275,000	120,000	(2)	10,000	--	125,000	--
	2000	258,500	67,000	(3), (4), (5)	--	--	125,000	--

John G. Cooper	2002	191,972	60,000	(1), (6)	--	--	135,000	--
Sr. Vice President, Chief Financial Officer	2001	11,571	--		--	--	100,000	--
	2000	--	--		--	--	--	--

Ralph Niven, Ph.D.	2002	190,684	50,000	(1), (6)	--	--	110,000	--
Sr. Vice President, Preclinical Development	2001	15,833	--		--	--	70,000	--
	2000	--	--		--	--	--	--

Christopher J. Schaber	2002	225,008	35,000	(1)	--	--	60,000	9,603
Exec. Vice President, Chief Operating Officer	2001	210,000	60,000		--	--	70,000	--
	2000	195,336	74,500	(4)	--	--	74,500	--

Deni M. Zodda, Ph.D.	2002	178,122	30,000	(1)	--	--	60,000	--
Sr. Vice President, Business Development	2001	182,000	56,000		--	--	80,000	--
	2000	51,000	36,000		--	--	70,000	--

Notes to Summary Compensation Table:
	(1) Includes 2002 bonus paid in 2003.
	(2) Includes 2001 bonus paid in 2002.

(3) Includes a $30,000 bonus that was payable upon the attainment of certain corporate milestones which was approved by the Compensation Committee.  In March 2000, the board of directors, upon the recommendation of the Compensation Committee, accelerated the payment of such bonus.

(4) Includes bonuses paid in connection with the Company's completion of a Phase II clinical trial in accordance with the management letter entered into in March 1998 among the Company and certain of its executive officers in connection with the 1998 Merger.

	(5) Includes 2000 bonus paid in 2001.
	(6) Includes a $20,000 bonus paid in connection with executive's employment agreement.

Option Grants In Last Fiscal Year

The following table contains information concerning the stock option grants (including grants of Contingent Milestone Options) made to the Named Officers for the fiscal year ended December 31, 2002.  No stock appreciation rights were granted to these individuals during such year.

	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/share) (1)	Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name					5% ($)	10% ($)
Robert J. Capetola, Ph.D.	125,000	12.6%	1.72	6/26/2012	135,212	342,655
	40,000	4.0%	1.89	11/4/2012	47,544	120,487

John G. Cooper	105,000	10.6%	1.72	6/26/2012	113,578	287,830
	30,000	3.0%	1.89	11/4/2012	35,653	90,365

Ralph Niven, Ph.D.	25,000	2.5%	2.35	5/20/2012	36,948	93,632
	55,000	5.5%	1.89	6/26/2012	35,658	90,365
	30,000	3.0%	1.72	11/4/2012	59,493	150,768

Christopher J. Schaber	25,000	2.5%	1.72	6/26/2012	27,042	68,531
	35,000	3.5%	1.89	11/4/2012	41,601	105,426

Deni M. Zodda, Ph.D.	30,000	3.0%	1.72	6/26/2012	32,451	82,237
	30,000	3.0%	1.89	11/4/2012	35,658	90,365

(1)

The exercise price of options issued by the Company may be paid in cash, in shares of Common Stock valued at the fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.  The Company may also finance the exercise of options issued by the Company by loaning the optionee sufficient funds to pay the exercise price for the purchased shares.

(2)

The 5% and 10% assumed rates of appreciated are specified under the rules of the SEC and do not represent the Company's estimate of the future price of its Common Stock.  The actual value, if any, which a Named Executive Officer may realize upon the exercise of stock options will be based upon the difference between the market price of the Common Stock underlying such stock options on the date of exercise and the exercise price.  No gain to the optionee is realized from any option unless the stock price of the Common Stock underlying such stock option increases over the option term of such option.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning option exercises and option holdings (including contingent milestone options) for the fiscal year ended December 31, 2002, with respect to the Named Officers.  No stock appreciation rights were exercised during such year or were outstanding at the end of that year.

			Number of Securities Underlying Unexercised Options at FY-End		Value of Unexercised In-the- Money Options at FY-End (1)
	Shares Acquired on Exercise	Value	(#)		($)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
	(#)	($)
Robert J. Capetola, Ph.D.	-	-	958,863	-	$401,214	-
John G. Cooper	-	-	235,000	-	142,050	-
Ralph Niven, Ph.D.	-	-	180,000		99,050
Christopher J. Schaber	-	-	380,344	-	169,925	-
Deni M. Zodda, Ph.D.	-	-	210,000	-	106,450	-

(1)	Based on the fair market value of the Common Stock at year-end, $2.81 per share, less the exercise price payable for such shares.

Employment Agreements

Pursuant to an employment agreement entered into on January 1, 2001, (the "Capetola Employment Agreement"), Dr. Capetola has been retained as President and Chief Executive Officer of the Company for a four-year period ending on December 31, 2005.  Dr. Capetola is currently entitled to a base salary of $314,000 per annum and a minimum increase in such base salary of 5% per annum.  Dr. Capetola is entitled to a minimum annual bonus equal to 20% of his base salary.  Dr. Capetola is also entitled to a discretionary bonus, to be paid in either cash or equity as determined by the Compensation Committee, upon the completion of any Phase 2 or 3 clinical trials or the receipt of marketing approval with respect to any portfolio compound of the Company.  Such bonuses, if any, will be paid only once for the attainment of each of the foregoing milestones.  Dr. Capetola is also entitled to long-term disability insurance and $2 million in life insurance, subject to a combined premium cap of $15,000 for the first year, which cap shall be increased by 5% for each successive full year throughout the term of the Capetola Employment Agreement.  In the event the Capetola Employment Agreement is terminated prior to such date without cause or is constructively terminated, Dr. Capetola will be entitled to a lump-sum severance payment equal to 15 months of his then current base salary.  Dr. Capetola has agreed not to engage in certain activities competitive with the business of the Company throughout his employment term and for a period of 15 months following any termination of his employment with the Company.

Pursuant to an employment agreement dated as of December 10, 2001, John G. Cooper was retained as the Company's Senior Vice President, Chief Financial Officer for a term of three years ending on December 9, 2004.  Mr. Cooper's base salary is $203,000 and he is entitled to a discretionary year-end bonus to be paid in either cash or equity, solely at the discretion of the Compensation Committee.

Pursuant to an employment agreement dated as of December 1, 2001, Ralph Niven, Ph.D., was retained as the Company's Senior Vice President, Preclinical Development for a term of three years ending on November 30, 2004.  Prior to such date, Dr. Niven was engaged as a consultant to the Company.  Dr. Niven's base salary is $193,000 and he is entitled to a discretionary year-end bonus to be paid in either cash or equity, solely at the discretion of the Compensation Committee.  Dr. Niven is also entitled to a cash bonus equal to 2% of the aggregate gross proceeds raised by the Company in connection with drug delivery activities if such capital raising occurred during his employment with the Company and was completed substantially pursuant to his efforts.

Christopher J. Schaber, the Company's Chief Operating Officer and Executive Vice President of Drug Development and Regulatory Compliance; and Cynthia Davis, the Company's Vice President, Administrative Operations and Controller have been retained for a term of three years beginning June 15, 2001, at the following respective base salaries currently in effect: $230,000 and $135,000.  Each such officer is entitled to a year-end bonus that is subject to the discretion of the Compensation Committee and may be paid in either cash or equity.

Pursuant to an employment agreement commencing August 15, 2000, Deni M. Zodda, Ph.D., the Company's Senior Vice President of Business Development has been retained for a term of three years ending September 10, 2003, at a base salary currently in effect of $201,000.  In addition, Dr. Zodda is entitled to a year-end bonus that is subject to the discretion of the Compensation Committee and may be paid in either cash or equity.

In the event that any of the foregoing officers' employment is terminated by the Company without good cause, each such officer, except for Dr. Capetola, will be entitled to severance pay equal to six months of his base salary, payable on the Company's normal payroll dates, which will be subject to setoff for any compensation received from subsequent employment during the severance period.  In addition, if any of such officers' employment with the Company is terminated in certain circumstances in connection with a change of control, such officer will be entitled to severance pay equal to 12 months of his or her base salary, payable on normal payroll dates, subject to setoff for certain compensation received during the severance period.   Mr. Cooper, Ms. Davis, Mr. Schaber, and Dr. Zodda have each agreed not to engage in activities competitive with the business of the Company for periods of either 6, 12 or 18 months, depending upon the circumstances, following any termination of their respective employment with the Company and Dr. Niven has agreed not to engage in activities competitive with the business of the Company for a period of either 6 or 12 months, depending on the circumstances, following any termination of his employment with the Company.

COMPENSATION COMMITTEE REPORT(1)

The Compensation Committee is comprised entirely of outside directors and currently consists of Herbert H. McDade, Jr., Max E. Link, Ph.D., and Marvin E. Rosenthale, Ph.D., each of whom is an independent director, as independence is defined in Rule 4200(a)(14) of the NASD listing standards.  There are no "interlocks" as defined by the SEC, with respect to any member of the Compensation Committee.  The Compensation Committee reviews and makes recommendations concerning executive and general compensation matters and administers the 1998 Plan together with the Board of Directors, and performs such other functions regarding compensation as the Board of Directors may delegate.

General Policies

The Compensation Committee is responsible for establishing and monitoring the general compensation policies and compensation plans of the Company, as well as the specific compensation levels for executive officers. The Committee also serves as the Plan Administrator with respect to the Discretionary Option Grant and Stock Issuance Programs of the 1998 Plan, and, from time to time, grants options under such plan.

Under the supervision of the Compensation Committee, the Company has developed and implemented compensation policies, plans and programs, including those applied to its Chief Executive Officer, which provide a total compensation package that is intended to be competitive within the industry so as to enable the Company to attract and retain high-caliber executive personnel.  Such compensation practices are designed to motivate executives over the long term, to align the interests of management and stockholders and to ensure that executives are appropriately rewarded for benefits achieved for the Company's stockholders.

The primary components of management compensation include competitive salary and two other components: (i) annual incentives; and (ii) long term incentives.  Annual incentive compensation may consist of cash incentive bonuses or equity components, each based on accomplishing corporate goals and meeting individual performance objectives.  In addition, the Company often relies on long-term incentive compensation (i.e., stock options) to motivate the executive officers and other employees.  This allows the Company to retain cash for research and development and other corporate projects.  The Compensation Committee considers a number of factors to determine the size of stock option grants to individual executives including the degree of an executive's job responsibilities and the executive's past performance; the size and frequency of grants by comparable biopharmaceutical and life sciences companies; the executive's salary level; the achievement of designated milestones by the executive; and the size of any prior grants.

Chief Executive Officer Compensation

Dr. Capetola's initial base salary, bonus paid and certain long-term incentive awards are determined by the terms of the Capetola Employment Agreement entered into January 1, 2001.  Additional cash or equity incentive bonuses are determined solely at the discretion of the Compensation Committee on at least an annual basis.  The Compensation Committee's determination of the compensation package for Dr. Capetola is consistent with the overall compensation philosophy for other executive officers of the Company and the Compensation Committee believes that such arrangements reflect the compensation package necessary to retain his services for the Company in light of the Company's current condition and prospects and is commensurate with his expertise and experience as well as with compensation offered by comparable biopharmaceutical companies.

Deductibility of Compensation

The Internal Revenue Code of 1986, as amended, Section 162(m), provides that compensation in excess of $1 million paid to an executive officer is not deductible by the Company unless it is performance based.  Base salary does not qualify as performance-based compensation under Section 162(m).  The Company's policy is to qualify future compensation arrangements to ensure deductibility, except in those limited cases where stockholder value may be maximized by an alternative approach.

Submitted by the Compensation Committee

Herbert H. McDade, Jr.

Max E. Link, Ph.D.

Marvin E. Rosenthale, Ph.D.

(1)

The material in this report of the Compensation Committee is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PERFORMANCE GRAPH(1)

The graph below compares the cumulative total stockholder return from the Company's Common Stock with the cumulative total return of the Nasdaq Composite Index and the Nasdaq Biotech Index.  The period shown commences on December 31, 1997, and ends on December 31, 2002.  The cumulative total stockholder return assumes that $100 was invested on December 31, 1997 in the Company's Common Stock.

	1997	1998	1999	2000	2001	2002
Discovery Labs, Inc.	$100.00	$65.50	$69.50	$105.50	$92.50	$70.25
Nasdaq Biotech Index	$100.00	$144.28	$290.92	$357.81	$299.83	$163.92
Nasdaq Composite	$100.00	$139.62	$259.13	$157.32	$124.20	$85.05

(1)

The material contained in this Performance Graph shall not be deemed to be "soliciting material," or "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company and Clinical Data Management, Inc. ("CDM") were parties to a contract to perform duties associated with processing data for the Company's ongoing clinical trials that expired November 14, 2002, pursuant to its terms and no further arrangements have been entered into.  CDM was wholly-owned by the spouse of the Company's President and Chief Executive Officer.  Payments made to CDM and its owner, for the year ended December 31, 2002 were approximately $289,000.

Antonio Esteve, a member of the Board of Directors effective March 19, 2002, is also an executive officer of one of the Company's collaborative partners, Esteve.  The Company has expanded their relationship with Esteve on March 6, 2002, by entering into a new Collaboration Agreement to expand the territory covered by the original Sublicense and Supply Agreements.  Pursuant to this Collaboration Agreement, Esteve purchased 821,862 shares of Common Stock at $4.867 per share for $4.0 million in gross proceeds and paid a non-refundable licensing fee of $500,000.

The Company has agreed pursuant to its charter documents to indemnify its directors to the maximum extent permissible under the General Corporation Law of the State of Delaware.  In addition, the Company has entered into indemnity agreements with certain of its executive officers which provide, among other things, that the Company will indemnify such officer, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as an officer or other agent of the Company, and otherwise to the fullest extent permitted under the General Corporation Law of the State of Delaware and the Company's Bylaws.

VOTING PROCEDURES

The presence, in person or by proxy, of at least a majority of the holders of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to establish a quorum for the transaction of business.  Shares represented by proxies pursuant to which votes have been withheld from any nominee for director, or which contain one or more abstentions or broker "non-votes," are counted as present for purposes of determining the presence or absence of a quorum for the Annual Meeting.  A "non-vote" occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

On each matter properly brought before the Annual Meeting, holders of shares of Common Stock will be entitled to one vote for each share of Common Stock held by such holder as of the Record Date.

Proposal I.  Directors are elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting.  The five nominees receiving the highest number of affirmative votes of the shares present, in person or represented by proxy, and voting on the election of directors at the Annual Meeting will be elected as directors.  Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual nominee or for all nominees will be voted (unless one or more nominees are unable to serve) for the election of the nominees.  Where the stockholder properly withheld authority to vote for a particular nominee or nominees, such stockholder's shares will not be counted toward such nominee's achievement of a plurality.

Proposal II.  The proposal to act on the reappointment of the firm of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2003, must be approved by the vote of a majority of the votes cast, whether in person or by proxy.

Proposal III.  The proposal to approve the Amendment to the 1998 Plan must be approved by the vote of a majority of the votes cast, whether in person or by proxy.

Other Matters.  For all other proposals described in this Proxy Statement and submitted to stockholders at the Annual Meeting, the affirmative vote of the majority of holders of the shares of Common Stock present, in person or represented by proxy, and voting on that matter is required for approval.

Abstentions are included in the number of shares present or represented and voting on each matter and, therefore, with respect to votes on a specific proposal, will have the effect of negative votes.

Shares subject to broker "non-votes" are not considered to have been voted for the particular matter and are not counted as present in determining whether a majority of the shares present and entitled to vote on a matter have approved the matter.

VOTING AGREEMENTS

In connection with its recent collaborative ventures with PharmaBio Development Inc. ("PharmaBio"), an affiliate of Quintiles Transnational Corp. ("Quintiles"), in December 2001, and Esteve in March 2002, the Company and such parties agreed to similar irrevocable voting arrangements (the "Voting Agreements").  Pursuant to the Voting Agreements, each of PharmaBio and Esteve have agreed to vote in favor of all persons nominated by the then current Board of Directors for election to the Board of Directors and otherwise in accordance with the recommendations of the Board of Directors with respect to any issues other than those relating to the agreements between the parties (and, in the case of PharmaBio, its affiliate, Quintiles) or to certain specified change of control transactions.

As of May 27, 2003, PharmaBio and Esteve beneficially owned 1,642,484 and 1,058,151 shares of Common Stock, respectively, which are subject to the Voting Agreements and, if such shares are outstanding as of the Record Date, they may otherwise be voted at the Annual Meeting in accordance therewith.  Such shares represent 5% and 3.2% of the outstanding shares of Common Stock as of May 27, 2003, respectively.  None of the proposals to be considered at the Annual Meeting which are described in this Proxy Statement relate to the agreements between the parties or any change of control transactions.

The Voting Agreements also will apply to the Company's annual meeting in 2004 unless PharmaBio or Esteve, as the case may be, cease to beneficially own less than 1.5% of the issued and outstanding shares of Common Stock.

If any other matter not discussed in this Proxy Statement should be presented at the Annual Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named in the proxies.

INDEPENDENT AUDITORS

The Company expects that a representative of Ernst & Young LLP, the Company's independent auditors, will attend the Annual Meeting.  Such representative will have the opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions from stockholders.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This process, which is commonly referred to as "householding", potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are stockholders of the Company will be "householding" the Company's proxy materials.  A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once a stockholder has received notice from its broker that it will be "householding" communications to such stockholder's address, "householding" will continue until such stockholder is notified otherwise or until such stockholder notifies its broker or the Company that it no longer wishes to participate in "householding".  If, at any time, a stockholder no longer wishes to participate in "householding" and would prefer to receive a separate proxy statement and annual report in the future such stockholder may (1) notify its broker, (2) direct its written request to:  Investor Relations, Discovery Laboratories, Inc., 350 S. Main Street, Suite 307, Doylestown, PA  18901; or (3) contact the Company's General Counsel, David Lopez, CPA, Esq., at (215) 340-4699.  Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contract their broker.  In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to such stockholders at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board of Directors is not aware of any matters which will be brought before the Annual Meeting other than those specifically set forth herein.  If any other matter properly comes before the Annual Meeting, it is intended that the persons named in and acting under the enclosed proxy or their substitutes will vote thereon in accordance with their best judgment.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the Proxy Statement to be furnished to all stockholders entitled to vote at the next annual meeting of stockholders of the Company must be received at the Company's principal executive offices not later than February 3, 2004.  In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by the Company.  Proxies will be solicited principally through the mails.  Further solicitation of proxies from some stockholders may be made by directors, officers and regular employees of the Company personally, by telephone, telegraph or special letter.  No additional compensation, except for reimbursement of reasonable out-of-pocket expenses will be paid for any such further solicitation.  In addition, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the name of a nominee.  The Company will reimburse such persons for their reasonable out-of-pocket costs.

ANNUAL REPORT ON FORM 10-K (AS AMENDED ON FORM 10-K/A)

COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE AT WWW.SEC.GOV, WWW.DISCOVERYLABS.COM, OR UPON WRITTEN REQUEST ADDRESSED TO LISA CAPERELLI, LEGAL DEPARTMENT, DISCOVERY LABORATORIES, INC., 350 SOUTH MAIN STREET, SUITE 307, DOYLESTOWN, PENNSYLVANIA 18901.

Your cooperation in giving this matter your immediate attention and returning your proxy is appreciated.

By Order of the Board of Directors

/s/ David L. Lopez
David L. Lopez, C.P.A., Esq.
Corporate Secretary

Doylestown, Pennsylvania
May 30, 2003

APPENDIX I

CHARTER AND POWERS OF THE AUDIT COMMITTEE

                                RESOLVED, that the membership of the audit committee shall consist of at least three independent members of the Board of Directors (as defined under the rules of the Nasdaq), who shall serve at the pleasure of the Board of Directors.

                                RESOLVED, that the charter and powers of the Audit Committee of the Board of Directors (the "Audit Committee") shall be:

Assisting the Board of Directors in the oversight of the maintenance by management of the reliability and integrity of the accounting policies and  financial reporting and disclosure practices of the Company;

Assisting the Board of Directors in the oversight of the establishment and maintenance by management of processes to assure that an adequate system of internal control is functioning within the Company;

Assisting the Board of Directors in the oversight of the establishment and maintenance by management of processes to assure compliance by the Company with all applicable laws, regulations and Company policy;

RESOLVED, that the Audit Committee shall have the following specific powers and duties:

Holding such regular meetings as may be necessary and such special meetings as may be called by the Chairman of the Audit Committee or at the request of the independent accountants;

Reviewing the performance of the independent accountants and making recommendations of the Board of Directors regarding the appointment or termination of the independent accountants;

Ensuring its receipt from the independent accountants of a formal written statement delineating all relationships between the independent accountants and the Company, consistent with Independence Standards Board Standard;

Actively engaging in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and for taking or recommending that the Board of Directors take, appropriate action to oversee the independence of the outside auditor;

Selecting, evaluating and, where appropriate, replacing the independent auditors (or nominating independent auditors) to be proposed for shareholder approval in any proxy statement, which independent auditors shall ultimately be accountable to the Board of Directors and the Audit Committee;

Conferring with the independent accountants and the internal auditors concerning the scope of their examinations of the books and records of the Company and its subsidiaries;  reviewing and approving the independent accountants' annual engagement letter;  reviewing and approving the Company's internal annual audit plans and procedures;  and authorizing the auditors to perform such supplemental reviews or audits as the Committee may deem desirable;

Reviewing with management, the independent accountants' and internal auditors' significant risks and exposures, audit activities and significant audit findings;

Reviewing the range and cost of audit and non-audit services performed by the independent accountants;

Reviewing the Company's audited annual financial statements and the independent accountants' opinion rendered with respect to such financial statements, including reviewing the nature and extent of any significant changes in accounting principles or the application thereof;

Reviewing the adequacy of the Company's systems of internal control;

Obtaining from the independent accountants and internal auditors their recommendations regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries and reviewing the correction of controls deemed to be deficient;

Providing an independent, direct communication between the Board of Directors, internal auditors and independent accountants;

Reviewing the adequacy of internal controls and procedures related to executive travel and entertainment;

Reviewing the programs and policies of the Company designed to ensure compliance with applicable laws and regulations and monitoring the results of these compliance efforts;

Reporting through its Chairman of the Board of Directors following the meetings of the Audit Committee;

Reviewing the powers of the Audit Committee annually and reporting and making recommendations to the Board of Directors on these responsibilities;

Conducting or authorizing investigations into any matters within the Audit Committee's scope of responsibilities; and

Considering such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the internal and external audit of the Company as the Audit Committee may, in its discretion, determine to be advisable.